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                                                               Exhibit 23.3

                   Consent of KPMG LLP, Independent Auditors

The Board of Directors
Lantronix, Inc.

The audit referred to in our report dated August 13, 1997, included the related consolidated financial statement schedule for the year ended June 30, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP

Orange County, California

July 10, 2000